FORM 8-K EXHIBIT 99


Exhibit 99     Text of registrant's press release dated May 22, 2000-

                                                   Contacts:
                                                   Michael Freitag/Wendi Kopsick
                                                   Kekst and Company
                                                   (212) 521-4800

FOR IMMEDIATE RELEASE


                      STONE & WEBSTER COMMON STOCK TRADING
                   ON OTC BULLETIN BOARD AND NQB "PINK SHEETS"

BOSTON, Massachusetts, May 22, 2000 - Stone & Webster, Incorporated (OTC Bulletin Board: SWBI) today announced that the Company's stock is trading as an over-the-counter ("OTC") equity security under the symbol "SWBI." Quotation service is provided by the OTC Bulletin Board and the National Quotation Bureau, LLC "Pink Sheets." Market makers are providing orderly trading of the stock. Investors should call their brokers for daily pricing and volume information.

As previously announced on May 8, 2000, Stone & Webster has signed a letter of intent with Jacobs Engineering Group Inc. (NYSE: JEC) regarding a proposed transaction pursuant to which Jacobs would acquire substantially all of Stone & Webster's assets in exchange for $150.0 million in cash and stock, and the assumption of substantially all of the Company's liabilities shown on its March 31, 2000 balance sheet, standby letters of credit, and its liabilities under a new credit facility entered into on May 9, 2000 pursuant to which up to $50.0 million of credit is being made available to the Company. The $50.0 million credit facility is intended to enable the Company to address its current liquidity difficulties and continue to operate its business until the asset sale is consummated. In addition, in conjunction with and as a condition to these proposed transactions with Jacobs, Stone & Webster intends to file a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code after it signs a definitive sale agreement with Jacobs, which is expected to occur later this month. Subsequent to making these announcements, Stone & Webster was notified by the New York Stock Exchange that it had suspended trading in the Company's common stock and would apply to the Securities and Exchange Commission to delist the stock.

Stone & Webster fully expects to continue operating its businesses in the normal course both before and during the Chapter 11 process. The Company and Jacobs have had discussions with many Stone & Webster clients about continuing their work without interruption. The Company's operations have remained functional and its employees are expected to transition smoothly into the Jacobs organization.

As Stone & Webster has previously stated, because the proposed sale of assets is expected to occur in the context of a pending Chapter 11 case, it is not possible to determine at the present time what value, if any, will ultimately be received by Stone & Webster's stockholders. Such a determination can only be made after negotiation of a definitive sale agreement, the completion of the competitive bid process provided for under Chapter 11, consummation of the asset sale transaction, and the substantial resolution of Stone & Webster's contemplated Chapter 11 case.

Stone & Webster is a global leader in engineering, construction and consulting services for power, process/industrial and environmental/infrastructure markets.


                                      # # #


Forward-Looking Information

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of the Company. Any of the statements or comments made in this release that refer to the Company's estimated or future results are forward looking and reflect the Company's current analysis of existing trends and information. The Company cautions that a variety of factors, including but not limited to the following, could cause business conditions and results to differ materially from what is contained in forward-looking statements: changes in the rate of economic growth in the United States and other major international economies, changes in investment by the energy, power and environmental industries, the uncertain timing of awards and contracts, changes in regulatory environments, changes in project schedules, changes in trade, monetary and fiscal policies world-wide, currency fluctuations, outcomes of pending and future litigation, protection and validity of patents and other intellectual property rights, increasing competition by foreign and domestic companies and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release any revisions to the forward-looking statements or reflect events or circumstances after the date of this document.